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          AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement ("Agreement"), is dated as of November 6, 1996 and is between Merisel, Inc. (the "Company"), a Delaware corporation, Merisel Europe, Inc., a Delaware corporation ("Europe" and together with the Company, "Merisel") and Susan J. Miller-Smith, an executive officer of the Company ("Executive"). This Agreement amends, restates and replaces, in its entirety, that certain Amended and Restated Employment Agreement dated as of July 15, 1996 between Merisel and Merisel Canada, Inc. and Executive, and supersedes that certain Retention Agreement dated as of April 22, 1996 between the Company and Executive, and that certain Letter Agreement between Executive and the Company dated October 25, 1994.

     Executive and Merisel desire to set forth certain of
the terms and conditions governing Executive's continued
employment by Merisel (as defined below).   Accordingly,
Executive and Merisel hereby agree as follows:

     1. Term of Employment. Executive and Merisel agree that Executive shall be employed by Merisel and shall serve in the capacities of (i) Managing Director of Europe and
(ii) Senior Vice President of the Company or (iii) such other capacities as Executive and the Chief Executive Officer of the Company shall mutually agree, under the terms and conditions of this Agreement until February 1, 1998 or until termination of Executive's employment pursuant to this Agreement (the period commencing on the date hereof and ending on February 1, 1998 is referred to as the "Employment Term"), and subject to renewal for additional periods as may
be mutually agreed by the Company and Executive.   The
original term and any renewal terms of this Agreement may be sooner terminated as provided herein.

     2. Scope of Duties. Executive shall undertake and assume the responsibility of performing for and on behalf of Merisel those duties as shall be consistent with the positions of Managing Director of Europe, Senior Vice President of the Company or such other positions as Executive and the Chief Executive Officer of the Company shall mutually agree. Executive covenants and agrees that at all times during the term of this Agreement, she shall devote her substantially full-time and best efforts to the execution of her duties pursuant hereto. Executive shall report to either the Chairman of the Board, the Chief Executive Officer or the President of the Company, as determined by the Company. Merisel acknowledges and agrees that Executive shall not be required to reside in any particular location without her prior consent.

     3. Compensation. As compensation for services rendered pursuant to this Agreement, Merisel shall pay to Executive, in installments customary with the Company's standard payroll periods, base annual compensation of US$ 250,000 during the Employment Term, provided that the Board of Directors (the "Board') may, in its sole discretion, increase such base annual compensation as merited by the performance of Executive. Merisel shall deduct from all payments paid to Executive under this Agreement any required amount for applicable income tax withholding or any other
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required taxes or contributions.  The amount of base annual salary under this Section 3 to be paid to Executive is the aggregate amount to be paid by Merisel and Merisel may elect to allocate such payments among the Company and Europe, in any amount it deems appropriate.

     4. Bonus and Additional Benefits. In addition to the compensation to be paid to Executive pursuant to Section 3, Merisel shall pay, reimburse or otherwise confer the following items of benefit to Executive:

     4.1 Merisel shall pay the cost to relocate Executive and Executive's immediate family to Toronto, Ontario, Canada, grossed up so that Executive receives an amount equal to the cost of such relocation, after taking into account all applicable taxes. Provided, however, that the amount of this relocation benefit and the particulars of the relocation shall be in conformity with the Company's relocation policy as then in effect. For example, Executive may be required to use the least expensive available carrier, air travel will be coach class and the Company may pay the moving service directly or may require Executive to use a moving service chosen by the Company. This relocation benefit only covers the cost of moving Executive and her family and does not cover any cost or loss Executive may incur in the sale of Executive's home.

     4.2 During the Employment Term, Executive shall be eligible to receive an annual bonus of up to US$ 125,000 on the basis of such criteria and financial/ performance objectives as Executive and the Chief Executive Officer of the Company shall mutually agree.

     4.3 In addition, Executive shall be eligible to participate in all other benefit programs and plans that may be afforded to either senior management of the Company who are resident in the location where Executive is resident. Merisel shall make contributions to such plans and arrangements on behalf of Executive as shall be required or consistent with the terms and conditions of such plans.
Such plans and programs may included, by way of example, deferred compensation, group insurance benefits, long-term or permanent disability insurance and major medical coverage. Executive shall be entitled, during the Employment Term, to vacation time with compensation and time off with compensation on account of illness or injury, in accordance with the Company's written policies for employees in effect from time to time.

     4.4 Merisel shall reimburse Executive for the cost of Executive's preparing and filing the applicable personal taxation forms for the 1996 tax year.

     5. Termination of Employment.

     5.1 Notice. Executive may resign or Merisel may terminate Executive's employment in either case prior to the expiration of the Employment Term, upon 30 days written notice by Executive or Merisel, as the case may be, to the other party. Upon any such resignation or termination, Merisel shall promptly pay Executive all salary and other
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compensation, including amounts payable, if any, under
Section 3 and any unused vacation pay, earned by her through the effective date of such termination or resignation.

     5.2 Termination following a Sale. If there is a Covered Termination (as defined below) within one year following either (i) a Sale of the Company or (ii) October
4, 1996, then in addition to the amounts due under Section
5.1:

     (a) Company shall make a lump sum payment to Executive within two weeks of the effective date of the Covered Termination equal to (i) Executive's annual base salary as then in effect plus (ii) the average of the annual performance bonus received by the Executive over the three year period preceding the effective date of the Covered Termination (excluding from such calculation however, any performance bonus that was paid on a guaranteed basis and was not earned as a result of achievement of financial/ performance criteria); and

     (b) Company will recommend to the Company's Option Committee for such Option Committee to cause all unvested options to purchase the stock of the Company previously granted to Executive to vest as of the date of such Covered Termination (the benefits provided in the foregoing clauses
(a) and (b) are referred to herein as the "Severance
Benefit").

     5.3 Voluntary Resignation by Executive. In the event that Executive resigns without Good Reason (as defined below) prior to August 1, 1997 and except as mutually agreed with the Company's Chief Executive Officer pursuant to the next sentence, then, at the time the resignation is effective, all benefits and payments provided for hereunder shall terminate, and, without limiting the foregoing, Executive shall not be entitled to the Severance Benefit or any other severance payment other than amounts due under
Section 5.1. In the event Executive and the Chief Executive Officer of the Company mutually agree that Executive should resign, then, at the time the resignation is effective, the Company shall pay Executive the Severance Benefit and any other amounts due under Section 5.1.

     5.4 Definitions. (a) A "Sale" of a designated corporation shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group (collectively, an "Entity"), other than the Company or any of its subsidiaries, shall become the beneficial owner, directly or indirectly, of outstanding capital stock of such designated corporation possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of such designated corporation, or (ii) there shall be a sale of all or substantially all of such designated corporation's assets or such designated corporation shall merge or consolidate with another corporation and the stockholders of such designated corporation immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or
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parent corporation owned by the stock holders of such
designated corporation before the transaction.

      (b)   "Covered Termination"  shall mean any
termination of the Executive's employment by the Company that occurs prior to February 1, 1998 other than as a result of (i) Termination for Cause, (ii) Executive's death or permanent disability, or (iii) Executive's resignation without Good Reason.

     (c)  A resignation by Executive shall be with "Good
Reason" if after a Sale of the Company or after a Sale of Europe, (A) there has been a material reduction in Executive's job responsibilities from those that existed immediately prior to the Change of Control, (B) without Executive's prior written approval, the Company requires
Executive to be based anywhere other than the Executive's then current location, or (C) a successor to all or substantially all of the business and assets of the Company fails to furnish Executive with the assumption agreement required by Section 8 hereof.

     (d) "Termination for Cause" shall mean if the Company terminates Executive's employment for any of the following reasons: Executive misconduct (misconduct shall mean physical assault, falsification or misrepresentation of facts on company records, fraud, dishonesty, creating or contributing to unsafe working conditions, willful destruction of company property or assets, or harassment of another Associate by Executive); or Executive conviction for or a plea of nolo contendere by Executive to a felony or to any crime involving moral turpitude.

     6. Mitigation. Executive shall have no obligation to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, unless the Company in its sole discretion determines that Executive's choice of new employer following a Covered Termination is detrimental to the Company. Executive shall not be entitled to payment hereunder if Executive's employment ceases as a result of Executive's death or permanent disability.

     7.  Executive's Obligations.

     7.1 Executive agrees that during the Employment Term and for a period of 180 days following receipt of a Severance Benefit (the "Benefit Period"), Executive will not directly or indirectly (a) engage in; (b) own or control any debt equity, or other interest in (except as a passive investor of less that 5% of the capital stock or publicly traded notes or debentures of a publicly held company); or
(c) (1) act as director, officer, manager, employee, participant or consultant (except as a officer, manager or employee resident anywhere other than North America and with responsibilities unrelated to North American operations) to or (2) be obligated to or connected in any advisory business enterprise or ownership capacity (except in an advisory business capacity while Executive is resident anywhere other than North America and related to operations located outside of North America) with, any of Tech Data Corp., Ingram Micro, Inc., Computer 2000 AG (C2000), Intelligent Electronics, Inc., MicroAge, Inc., Inacom Corp., Compucom,
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Entex Information Services, Inc. or Vanstar Corp. or with
any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them.

     7.2 During the term of this Agreement, or if longer, the Benefit Period, Executive will not, on behalf of any business enterprise other than the Company and its subsidiaries, solicit the employment of or hire any person that is or was employed by the Company or any of its subsidiaries at any time on or after January 1, 1995.

     7.3 Within two weeks of the effective date of a Covered Termination, and prior to receiving any severance compensation from Company in respect of such Covered Termination, whether under this Agreement or otherwise, Executive will execute and deliver to Company a Release and a Confidentiality Agreement, each substantially in the form provided to Executive with this Agreement, with such changes as Company might request.

     7.4 In the event of any breach by Executive of the restrictions contained in this Agreement, Company shall have no further obligation to compensate Executive hereunder and Executive acknowledges that the harm to Company cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, Executive agrees that, upon any violation of such restrictions, Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy, without the necessity of proving actual damages.

     8. Assumption Agreement. In the event of a Sale of the Company, the Company will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place.

     9. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of Company and Executive; provided that Executive shall not assign any of Executive's rights or duties under this Agreement without the express prior written consent of Company. This Agreement sets forth the parties' entire agreement with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this Agreement. This agreement may be amended only by a written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.
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     WHEREOF, the parties hereto have executed this
Agreement, as of the day and year first written above.

MERISEL, INC., for itself and on behalf of MERISEL EUROPE, INC.

By:/s/ Dwight A. Steffensen
Dwight A. Steffensen, Chief Executive Officer


 "EXECUTIVE"

/s/Susan J. Miller-Smith
Susan J. Miller-Smith